Exhibit 99.1

News Release

Sarah Raiss joins Ritchie Bros.’ Board of Directors

VANCOUVER, June 30, 2016 – Ritchie Bros., the world’s largest industrial auctioneer (NYSE & TSX: RBA), is pleased to announce that Sarah Raiss has been appointed as a director on its Board of Directors, effective July 1, 2016.

Commenting on Ms. Raiss’ appointment, Bev Briscoe, Chair of Ritchie Bros.’ board said: “We are very pleased to welcome Sarah as a director. Her governance expertise, global company experience and strong HR and IT leadership adds important breadth and valued perspective to our board, as does her deep understanding of many sectors Ritchie Bros. caters to.”

Sarah is a seasoned corporate director, with board experience at many public companies. Sarah is currently a corporate director at Loblaw Companies (a leading Canadian grocery and pharmacy company), Commercial Metals Company (a steel and metal manufacturer), and Vermilion Energy (an international oil and gas producer). At Loblaw Companies, Sarah is a member of the board’s Governance and Human Resources Committee, and the Pension Committee. At Commercial Metals Company, Sarah Chairs the Compensation Committee and is a member of the Governance Committee. And at Vermilion Energy, she sits on the Governance and Human Resources Committee, and the Health Safety and Environment Committee.

Sarah is a former Chair of the Alberta Electric System Operator, a past director of Shoppers Drug Mart – where she was a member of the Human Resources and Compensation Committee, and a past director of Canadian Oil Sands – where she chaired the Governance and Human Resources Committee and was a member of the Audit Committee. Sarah is also a past director of the Business Development Bank of Canada, where she chaired the Human Resources Committee and was a member of the Governance Committee and Audit Committee; and was a director at Microplanet Technology. Sarah has also been a director for many not-for-profit organizations.

Sarah retired from TransCanada Corporation (a developer and operator of North American energy infrastructure) in 2011, where she was Executive Vice President of Corporate Services, and was responsible for human resources; information systems; aviation, building and office services; real estate; organizational excellence; communications; branding; and, health and wellness. She holds a bachelors of Science in Applied Mathematics and an MBA from the University of Michigan.

About Ritchie Bros.
Established in 1958, Ritchie Bros. (NYSE and TSX: RBA) is the world’s largest industrial auctioneer, and one of the world’s largest sellers of used equipment for the construction, transportation, agriculture, energy, mining, forestry and other industries. Ritchie Bros.TM asset management and disposition solutions include live unreserved public auctions with on-site and online bidding; EquipmentOneTM, an online auction marketplace; Mascus, a global online equipment listing service; private negotiated sales through Ritchie Bros. Private Treaty; and a range of ancillary services, including financing and leasing through Ritchie Bros. Financial Services. Ritchie Bros. has operations in 19 countries, including 44 auction sites worldwide. Learn more at rbauction.com, EquipmentOne.com, mascus.com, rbauction.com/privatetreaty and rbauction.com/financing.

For more information, please contact:

Jamie Kokoska

Director, Investor Relations

Phone: 778 331 5500

Email: jkokoska@rbauction.com

Darren Watt

Corporate Secretary

Phone: 778 331 5500

Email: ir@rbauction.com